Pricing Supplement No. 79 Dated May 16, 1997
(To Prospectus and Prospectus Supplement
Dated October 24, 1996)
                                                   Rule 424(b)(3)
                                               Registration Statement
                                                   No. 33-64237


                      U.S.$5,000,000,000

                 FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Lehman Brothers Inc. has agreed to purchase the Notes at a price of 100% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              May 21, 1997

Principal Amount:        $100,000,000

Interest Rate Basis:     LIBOR having an Index Maturity of three months
                         plus 20 basis points.

Interest Reset Dates:    Quarterly on the 21st day of the months of February,
                         May, August and November, beginning August 21, 1997.


Interest Payment Dates:  Quarterly on the 21st day of the months of February,
                         May, August and November, beginning August 21, 1997, and at Stated Maturity.

Stated Maturity:         May 21, 2004

Reference Agent:         The Chase Manhattan Bank




                       LEHMAN BROTHERS INC.